Exhibit 10.4

Medifast, Inc. Amended and Restated 2012 Share Incentive Plan
PERFORMANCE SHARE UNITS AWARD AGREEMENT (CEO AND CEO DIRECT REPORTS)

Pursuant to your Performance Share Units Grant Notice (“Grant Notice”) and this Award Agreement, Medifast, Inc. (the “Company”) has granted to you performance-based Deferred Shares (“Performance Share Units”, “PSUs” or “Award”) under the Plan covering the number of PSUs indicated in your Grant Notice, which vest in accordance with the Vesting Schedule indicated in your Grant Notice and this Award Agreement.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or your Grant Notice.

The details of your Performance Share Units are as follows:

1.Eligibility for Payment or Distribution of Vested PSUs. You must be continuously employed by the Company or any of its subsidiaries from the Grant Date through and up to the last day of the Performance Period specified in your Grant Notice to be eligible for a payment or distribution of your PSUs that vest and become nonforfeitable in accordance with Section 2 of this Award Agreement. If you incur a Termination of Service prior to the last day of the Performance Period for any reason other than (a) Retirement as defined in section 2 of this Award Agreement or (b) a Qualifying Termination as defined in the Executive Severance Plan, you will forfeit any nonvested PSUs that you then hold and you shall not be entitled to any distribution or payout with respect to such forfeited PSUs, except as otherwise provided in Section 4 of this Award Agreement. Notwithstanding the foregoing, this award of PSUs is contingent on the Plan obtaining approval by the Company’s stockholders at the 2026 Annual Meeting of Stockholders. In the event stockholder approval is not obtained, this award of PSUs shall be forfeited.

2.Retirement or Qualifying Termination. If your employment with the Company is terminated by virtue of a Retirement, the PSUs shall continue to vest and be settled as they would have absent an employment termination and shall be eligible to vest at the conclusion of the Performance Period on a pro-rata basis, as set forth in Section 2 below.

“Retirement” means your termination of employment from the Company and its subsidiaries other than for cause, provided that you (i) have attained age 55, (ii) the numerical sum of your age and years of service with the Company or its subsidiaries is equal to at least 70, (iii) you are performing your job duties to the Company’s satisfaction at the time of notice and until your termination of employment, and (iv) you have given notice to the Company, in form satisfactory to the Company, of your intent to retire specifying the exact intended date of retirement to the Company that is at least 12 months following such notice date (provided that prior to such notice the Company had not already given you notice that you would be terminated), and remained employed by the Company until the earlier of (a) the one year anniversary of the date of such notice or (b) the date on which you are terminated by the Company without Cause. The Chief Executive Officer of the Company (or the Compensation Committee (“Committee”) of the Board of Directors of the Company, in the event that you are at the time of notice either of the Chief Executive Officer (“CEO”), or the CEO’s direct report at the Executive Vice President-level or above, or one of the Company’s “Named Executive Officers” in the Company’s most recent Proxy filing pursuant to Item 402 of Regulation S-K) may, in his or her discretion, waive the requirement that you remain employed until the one year anniversary of the date of such notice.

If your employment with the Company is terminated by virtue of a Qualified Termination as defined in the Executive Severance Plan, the PSUs shall vest and be settled in accordance with Exhibit A of the Executive Severance Plan.

3.Determination of Number of Vested PSUs. Subject to the requirements of Section 1 of this Agreement, at the conclusion of the Performance Period the Committee shall determine whether and to what extent you have become vested in your Award in accordance with Appendix A to this Agreement.

In the event of your Retirement prior to the conclusion of the Performance Period, you shall be eligible to vest in a number of PSUs equal to the number of PSUs that would have vested if you had remained employed until the end of the Performance Period times a fraction, the numerator of which is the number of full months during the Performance Period that you were employed prior to your Retirement and the denominator of which is the number of months during the Performance Period.

In the event of your Qualified Termination prior to the conclusion of the Performance Period, you shall be eligible to vest in a number of PSUs as described in Exhibit A of the Executive Severance Plan.

4.Effect of a Change in Control Prior to a Vesting Date. For a Qualified Termination as defined under the Executive Severance Plan, the treatment of any nonvested PSUs that you hold upon or after a Change in Control will be determined under Exhibit A of the Executive Severance Plan. Except for a Qualified Termination under the Executive Severance Plan, the treatment of any nonvested PSUs that you hold upon or after a Change in Control will be determined under Section 8 of the Plan.

5.Form and Timing of Settlement of PSUs. As provided for under Section 6(e)(ii) of the Plan, within two and one-half months after the close of the calendar year in which your shares vest, the Company will issue and deliver to you (at the Company’s sole discretion) the number of shares of Stock equal to the number of your PSUs that vested on such Vesting Date, subject to satisfaction of applicable tax and/or other obligations as described in Section 11 of this Award Agreement.

6.Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding Shares and, on the record date for such dividend, you hold PSUs granted pursuant to this Award Agreement that have not been settled, the Company shall credit to an account maintained by the Company for your benefit an amount equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of Shares related to the portion of the PSUs that have not been settled or forfeited as of such record date (the “Dividend Equivalent” or “DER”). Such account is intended to constitute an “unfunded” account, and neither this Section 6 nor any action taken pursuant to or in accordance with this Section 6 shall be construed to create a trust of any kind. Amounts credited to such account with respect to PSUs that vest in accordance with Sections 2 or 3 of this Award Agreement will become vested DERs and will be paid to you in cash, Shares, or a combination thereof, as determined by the Committee in its sole discretion, at the same time as your vested PSUs are settled. You shall not be entitled to receive any interest with respect to the timing of payment of DERs. In the event all or any portion of the PSUs granted to you pursuant to this Award Agreement fail to become vested under Sections 2 or 3 of this Award Agreement, the unvested DERs accumulated in your account with respect to such PSUs shall be forfeited.

7.Delivery of Shares. The Company shall deliver Shares in settlement of your vested PSUs to you in accordance with this Section 7; provided, however, the Company shall not be obligated to deliver Shares to you if (i) you have not satisfied all applicable tax withholding obligations, (ii) Shares are not properly registered or subject to an applicable exemption therefrom, (iii) Shares are not listed on the stock exchanges on which Company Shares are otherwise listed, or (iv) the Company determines that the delivery of Shares would violate any federal or state securities or other applicable laws. At the discretion of the Company, Shares may be delivered to you by book-entry credit to an account in your name established by the Company with the Company’s transfer agent, or upon written request from you (or your personal representative, beneficiary or estate, as the case may be) in certificates in your name (or your personal representative, beneficiary or estate).You shall not acquire or have any rights as a stockholder of the Company until Shares issuable hereunder are actually issued and delivered to you in accordance with the Award Agreement.

8.Restrictive Covenants. Without limiting any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which you may be a party, you shall be subject to the confidentiality and restrictive covenants set forth on Exhibit A attached hereto, which Exhibit A is incorporated herein and forms part of this Award Agreement. In the event that you violate any of the restrictive covenants referred to in this Section 8, in addition to any other remedy that may be available at law or in equity, the PSUs shall be automatically forfeited effective as of the date on which such violation first occurs and any payment or delivery with respect to the PSUs during the 6 months prior to such violation shall be rescinded. The Company shall notify you in writing of any such rescission within two years after such payment or delivery. Within ten days after receiving such a notice from the Company, you shall return the Shares to the Company or pay to the Company any profit or gain your realized in connection with sale of such Shares. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and you shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of your breach of such restrictive covenants.

9.Forfeiture and Recoupment. Notwithstanding any provision of this Award Agreement or the Plan to the contrary, you agree that your right to retain your Award, to retain any amount received pursuant to your Award and to retain any profit or gain your realized in connection with sale of such Shares, shall be subject to any recoupment or “clawback” policy or forfeiture policy adopted by the Company.

10.Restrictions on Resales of Shares. The Company may impose such restrictions, conditions, and limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Shares issued as a result of the settlement of your PSUs, including (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other PSU holders, and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

11.Tax Withholding Obligations.

a.At the time your PSUs are settled, you hereby authorize withholding from payroll and any other amounts payable to you by the Company, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations (“Withholding Obligations”) of the Company, if any, which arise in connection with the settlement of your PSUs.

b.In its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Shares otherwise issuable to you upon the settlement of your PSUs a number of whole Shares having a Fair Market Value, determined by the Company as of the date of settlement, at least equal to the minimum statutory amount of tax required to be withheld by law but in no event in excess of the maximum statutory amount of tax that is permitted to be withheld by law.

12.Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your PSUs or your other compensation.

13.Applicability of Section 409A of the Internal Revenue Code.

a.Your PSUs granted hereunder are not intended to provide for a “deferral of compensation” within the meaning of Section 409A of the U.S. Internal Revenue Code (“Section 409A”) and shall be interpreted and construed in a manner consistent with that intent. If any provision of this Award Agreement, your Grant Notice or the Plan causes your PSUs to be subject to the requirements of Section 409A, or could otherwise cause you to recognize income or be subject to the interest and penalties under Section 409A, then the provision shall have no effect or, to the extent practicable, the Committee may, in its sole discretion and without the Participant’s consent, modify the provision to (i) comply with, or avoid being subject to Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 13 does not create an obligation of the Company to modify this Award Agreement, your Grant Notice or the Plan and does not guarantee that your PSUs will not be subject to taxes, interest and penalties under Section 409A.

b.If you are a “specified employee” as defined under Code Section 409A and your PSUs are to be settled on account of your separation from service (for reasons other than death) and such PSUs constitutes “deferred compensation” as defined under Code Section 409A, then any portion of your PSUs that would otherwise be settled during the six-month period commencing on your separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following your death if it occurs during such six-month period).

c.Your Termination of Service shall not be deemed to have occurred for purposes of any provision of the Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a Termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” could otherwise cause you to recognize income or be subject to the interest and penalties under Section 409A.

14.Restrictions on Transferability. Your PSUs may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except (i) by will or by the laws of descent and distribution; (ii) to the extent permitted by the Plan and allowed under applicable law and approved by the Committee in its sole discretion; or (iii) pursuant to a domestic relations order.

15.Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award Agreement is to be paid in case of your death before you receive any or all of such benefit. Each such designation shall revoke all prior designations by you, shall be in a form prescribed by the Company, and will be effective only when filed by you in writing with the Secretary of the Company during your lifetime. In the absence of any such designation, benefits remaining unpaid at the time of your death shall be paid to your estate.

16.Securities Laws. This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. You agree to take all steps that the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising your rights under this Award Agreement. The Committee may impose such restrictions on any Shares acquired by you under the Award Agreement as it may deem necessary or advisable, under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed or traded or any blue sky or state securities laws applicable to such Shares. In addition, the Shares shall be subject to any trading restrictions, stock holding requirements or other policies in effect from time to time as determined by the Committee.

17.Data Privacy. To administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Award Agreement, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this award, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

18.No Right to Continued Employment or Further Awards.

a.Neither the Plan nor this Award Agreement shall (i) alter your status as an “at-will” employee of the Company; (ii) be construed as giving you any right to continue in the employ of the Company; or (iii) be construed as giving you any right to be reemployed by the Company following any Termination of Service. The Termination of Service provisions in this Award Agreement shall solely apply to the treatment of your PSUs as specified herein and shall not otherwise affect your employment relationship with the Company.

b.The Company has granted your PSUs in its sole discretion. Your Grant Notice, this Award Agreement and the Plan do not confer to you any right or entitlement to receive another grant of PSUs, or any other similar award at any time in the future or in respect of any future period. Your PSU grant does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation.

19.Notices. Any notice required or permitted to be given under this Award Agreement, or Grant Notice or the Plan shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered United States mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:
Medifast, Inc. 1501 S Clinton St
Suite 500
Baltimore, Maryland 21224 Attn.: General Counsel

If to the Employee:
To the last address delivered to the Company by the Employee in the manner set forth herein.

20.General Provisions.

a.Headings. The headings preceding the text of the sections in this Award Agreement are inserted solely for convenience of reference and shall not constitute a part of this Award Agreement, nor shall they affect its meaning, construction, or effect.

b.Severability. If any provision of this Award Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the provisions of this Award Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

c.Governing Documents. This Award Agreement is subject to all of the terms and conditions as set forth in your Grant Notice and the Plan, all of which are incorporated herein in their entirety. Your Grant Notice, this Award Agreement, the Plan, and any employment or change in control agreement between you and the Company constitute the entire understanding between you and the Company regarding the PSUs. Any prior Award Agreements, commitments or negotiations concerning the PSUs are superseded. In the event of any conflict between the provisions of your Grant Notice and this Award Agreement and those of the Plan, the provisions of the Plan shall control.

d.Binding on Parties. The provisions of this Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

e.Applicable Law. Your Grant Notice and this Award Agreement shall be governed, construed, interpreted, and administered solely in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law, with consent of jurisdiction by you in the State of Maryland.

f.Rescission of Award Agreement and PSU Grant. Your PSUs granted under this Award Agreement may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.

g.Administration of PSUs. All questions arising under your Grant Notice, this Award Agreement and the Plan shall be decided by the Committee in its total and absolute discretion. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of your Grant Notice, this Award Agreement and the Plan; all such determinations shall be binding upon you and your successors.

h.No Stockholder Rights. The PSUs granted to you under pursuant this Award Agreement do not and shall not entitle you to any rights of a holder of a Share of Company common stock prior to the date Shares are issued to you in settlement of the PSUs, if at all (or an appropriate book entry has been made). Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs prior to the date Shares are issued to you in settlement of the PSUs (or an appropriate book entry has been made).

i.Unfunded Arrangement. The PSUs create a contractual obligation on the part of the Company to distribute to you Shares in connection with the vesting of the PSUs at the time provided for in this Award Agreement. Neither you nor any other party claiming an interest under this Agreement shall have any interest whatsoever in any specific assets of the Company. Your right to receive Shares under this Agreement is that of an unsecured general creditor of Company.

j.Consent to Electronic Delivery. Certain statutory materials relating to the Plan may be delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan.

This Award Agreement is not a stock certificate or a negotiable instrument.

Appendix A

Unless otherwise provided in the Award Agreement or Plan, set forth below are the Performance Goals applicable to your Award and the method for calculating the number of your PSUs that vest at the conclusion of the Performance Period ending on __________, 20__.